Exhibit T3B.3(a)

AMENDED AND RESTATED OPERATING AGREEMENT

OF

AMERICAN PROPERTY ACQUISITIONS VII, LLC

This AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of American Property Acquisitions VII, LLC (the “Company”), a limited liability company organized under Title 14 of the Official Code of Georgia Annotated (as amended from time to time, and any successor to such statute, the “Act”), is made effective as of May 17, 2021 and is adopted, executed and agreed to by the Company and American Property Acquisition, LLC, a Delaware limited liability company and the sole member of the Company (the “Sole Member”).

WHEREAS, the Company was formed as a limited liability company on August 20, 2018 by the filing of articles of organization (“Articles of Organization”) with the Secretary of State of the State of Georgia pursuant to and in accordance with the Act; and

WHEREAS, the Sole Member and the Company agree that the membership in and management of the Company shall be governed by the terms set forth herein.

SECTION 1. Operating Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Sole Member and the administration and termination of the Company shall be governed by the Act. This Agreement shall be considered the “Operating Agreement” of the Company within the meaning of the Act. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement will govern.

SECTION 2. Name. The name of the limited liability company is “American Property Acquisitions VII, LLC”.

SECTION 3. Purpose; Powers and Term. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized in the State of Georgia. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company. The term of the Company shall continue in perpetuity unless and until the Company is dissolved in accordance with this Agreement and/or the Act.

SECTION 4. Principal Office; Registered Agent. The address of the principal office is 2800 Northup Way #220, Bellevue, WA 98004, or such other location as the Sole Member may from time to time designate. The registered agent of the Company for service of process in the State of Georgia shall be that person or entity set out in the Articles of Organization. If the registered agent of the Company changes for any reason (including the resignation or termination of its current registered agent), the Sole Member shall promptly file a statement of change in the manner provided by law.

SECTION 5. Member; Membership Interests.

(a) The Sole Member owns 100% of the membership interests of the Company. The name, mailing address, membership percentage and capital contribution of the Sole Member are as set forth on Annex A attached hereto.

(b) One or more additional members may be admitted to the Company with the written consent of the Sole Member. Before the admission of any such additional members to the Company, the Sole Member shall amend this Agreement to make such changes as the Sole Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c) The Company will not issue any certificates to evidence ownership of the membership interests.

SECTION 6. Management. The Company shall be member-managed within the meaning of the Act. The Sole Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Sole Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Sole Member as set forth in this Agreement. The Sole Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights, and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient, or advisable to effectuate the purposes of this Agreement.

SECTION 7. Limitation of Liability. Except as otherwise required by the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Sole Member shall not be personally liable for any such debt, obligation, or liability of the Company solely by reason of being or acting as a member of the Company or participating in the management or conduct of the business of the Company.

SECTION 8. Allocations; Distributions. Each item of income, gain, loss, deduction and credit of the Company will be allocated 100% to the Sole Member. Each distribution of cash or other property by the Company will be allocated 100% to the Sole Member. Distributions will be made to the Sole Member at the times and in the amounts determined by the Sole Member.

SECTION 9. Officers. The Sole Member may delegate its authority to act on behalf of the Company and to manage the business affairs of the Company to one or more officers of the Company appointed by the Sole Member. The Sole Member may from time to time create offices of the Company, designate the powers that may be exercised by such office, and appoint, authorize and empower any person as an officer of the Company to direct such office. The Sole Member may remove any officer at any time and may create, empower and appoint such other officers of the Company as the Sole Member may deem necessary or advisable to manage the day-to-day business affairs of the Company. No such delegation will cause the Sole Member to cease to be a member of the Company. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no person other than the Sole Member and the officers, if any, will have any right, power, or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. Neither the Sole Member nor any officer appointed by the Sole Member shall be entitled to any salary or other fee from the Company.

SECTION 10. Capital Contributions; Capital Accounts. The capital contribution of the Sole Member is set forth on Annex A attached hereto. Except as required by applicable law, the Sole Member shall not at any time be required to make additional contributions of capital to the Company. The capital accounts of the members shall be adjusted for distributions and allocations made in accordance with Section 8.

SECTION 11. No Partnership Intended for Non-Tax Purposes. The Sole Member has formed the Company under the Act, and expressly does not intend hereby to form a general or limited partnership, a limited liability partnership, or a corporation. The Sole Member does not intend to be partners with any future admitted members, or partners as to any third party.

SECTION 12. Title to Property. The Company will own all property, real or personal, tangible or intangible, including money, but excluding services and promises to perform services in the future (collectively, “Property”) in its name and the Sole Member will not have any ownership interest in such Property in the Sole Member’s individual names or right. All funds of the Company will be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the Company’s name or will be invested in the Company’s name, in such manner as may be designated by the Sole Member from time to time. Company funds cannot be commingled with those of any other person. Company funds will be used by the Sole Member only for the business of the Company.

SECTION 13. Indemnification. The Sole Member (including its members, managers, directors, officers, employees, agents and affiliates) and each person who is or has agreed to become a manager or officer, or each such person who serves or has agreed to serve at the request of the Company as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (including, without limitation, the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the fullest extent permitted by the Act or any other applicable laws as are now or may hereafter be in effect. The right to indemnification conferred in this Section 13 shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Without limiting the generality or effect of the foregoing, the Company may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Section 13.

SECTION 14. Dissolution. The Company shall dissolve, and its affairs shall be wound up, on the first to occur of the following: (a) the written consent of the Sole Member or (b) any other event or circumstance giving rise to the dissolution of the Company under the Act, unless the Company’s existence is continued pursuant to the Act. On dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Sole Member shall promptly liquidate the business and assets of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Sole Member under this Agreement shall continue. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) and (ii) second, to the Sole Member.

SECTION 15. Assignment. The Sole Member may assign, transfer, convey or encumber, in whole or in part, its limited liability company interests in the Company.

SECTION 16. Admission of Additional Members. The Sole Member may admit additional members of the Company in its discretion.

SECTION 17. Amendment. This Agreement may be amended or modified from time to time only by a written instrument executed by the Sole Member and identified as an amendment hereto.

SECTION 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

SECTION 19. Ratification. All acts, filings and other steps taken by any authorized person on behalf of the Company in connection with the organization or purposes of the Company, including, without limitation, the execution and filing of the Articles of Organization and any documents and instruments that are in furtherance of, and consistent with, the purposes set forth in Section 3 hereof and that are executed on behalf of the Company prior to the date hereof by any such person, are hereby authorized, affirmed, approved and ratified in all respects.

SECTION 20. No Third-Party Beneficiaries. None of the provisions of this Agreement will be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Sole Member.

SECTION 21. Severability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

SECTION 22. Entire Agreement. The entire agreement of the Members with respect to the Company and the relations with each other is contained and referred to in this Agreement, including the Exhibits hereto, which are hereby incorporated by reference

SECTION 23. Governing Law. This Agreement will be construed in accordance with, and governed by, the laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia .

IN WITNESS WHEREOF, the Sole Member caused this Agreement to be executed, effective as of the date first set forth above.

THE COMPANY:

AMERICAN PROPERTY ACQUISITIONS VII, LLC

By: American Property Acquisition, LLC, its sole member and manager

By: Core Scientific, Inc., its sole member and manager

By:	/s/ Todd DuChene
Name: Todd DuChene
Title: Secretary

SOLE MEMBER:

AMERICAN PROPERTY ACQUISITION, LLC

By: Core Scientific, Inc., its sole member and manager

By:	/s/ Todd DuChene
Name: Todd DuChene
Title: Secretary

[Signature page to the Amended and Restated Operating Agreement of American Property Acquisitions VII, LLC]

ANNEX A

MEMBER INFORMATION

Member	Membership Interest	Capital Contribution
American Property Acquisition, LLC 2800 Northup Way #220, Bellevue, WA 98004	100%	$10